UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PRUSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): September 30, 2015

INTERPHASE CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Texas
________
(State or Other Jurisdiction of Incorporation)

1-35267	75-1549797
______	__________
(Commission File Number)	(IRS Employer Identification No.)

4240 International Parkway, Suite 105, Carrollton, Texas	75007
_________________________________________	_______
(Address of Principal Executive Offices)	(Zip Code)

(214) 654-5000 ______________ (Registrant’s Telephone Number, Including Area Code) Not Applicable ______________ (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(C))

Item 1.03. Bankruptcy or Receivership.

On September 30, 2015, Interphase Corporation (the “Company”) ceased operations and commenced bankruptcy proceedings (the “Chapter 7 Case”) by filing a voluntary petition for relief under the provisions of Chapter 7 of Title 11 of the United States Code, 11 U.S.C. §§101 et seq. (the “Code”), to initiate an orderly liquidation of the assets of the Company. The Chapter 7 Case was filed in the United States Bankruptcy Court for the Eastern District of Texas, Sherman Division. As a result of the filing, a Chapter 7 trustee will be appointed in the Chapter 7 Case (the “Chapter 7 Trustee”), and the assets of the Company will be liquidated in accordance with the Code.

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or Obligation Under an Off-Balance Sheet Arrangement.

The filing of the Chapter 7 Case described in Item 1.03 above constitutes an event of default under that certain Commercial Lease dated August 22, 2013 between Denley Investment and Management Company and the Company (the “Lease”). An event of default under the Lease entitles the landlord to pursue certain remedies, as described in the Lease. The total amount of the remaining rental payments under the Lease, over the remaining 113 months of the term of the Lease, is $4,359,081; and under the Lease, the landlord may seek to collect an amount equal to (1) the present discounted value of such total amount, minus (2) the present fair market value of the leased premises similarly discounted. Any efforts to enforce the landlord’s remedies are automatically stayed as a result of the commencement of the Chapter 7 Case, however.

Item 2.05. Costs Associated with Exit or Disposal Activities.

Immediately after the filing of the Chapter 7 Case, the Company had no employees. The Company has incurred charges for one-time employment termination benefits, paid to certain non-officer employees, of approximately $300,000, most of which were cash expenditures.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Each of the directors of the Company, Mr. Gregory B. Kalush, Mr. Mark D. Kemp, Mr. Michael J. Myers, Mr. Kenneth V. Spenser and Mr. Christopher B. Strunk, resigned as a member of the Company’s Board of Directors effective immediately after the filing of the Chapter 7 Case. The resignations are not the result of any disagreement with the Company regarding the Company’s operations, policies, or practices, but are because of the filing of the Chapter 7 Case. The Chapter 7 Trustee will assume control over the assets of the Company, effectively eliminating the authority and powers of the Board of Directors of the Company.

Concurrent with resigning from the Board of Directors, Mr. Gregory B. Kalush also resigned from his other positions with the subsidiaries of the Company, in each case effective immediately after filing the Chapter 7 Case.

Each of the officers of the Company, Mr. Gregory B. Kalush, Chief Executive Officer and President, Ms. Jennifer J. Kosharek, Chief Financial Officer, Vice President of Finance, Secretary and Treasurer, and Mr. Yoram Solomon, Vice President of Corporate Strategy and Business Development, ceased to be officers and employees of the Company effective immediately after the filing of the Chapter 7 Case. The appointment of the Chapter 7 Trustee will effectively eliminate the authority and powers of the officers of the Company to act on behalf of the Company. Before the filing of the Chapter 7 Case, the Board of Directors of the Company terminated the employment of Mr. Kalush, Ms. Kosharek, and Mr. Solomon without cause under their respective employment agreements with the Company effective immediately after the filing of the Chapter 7 Case. However, each of Mr. Kalush and Ms. Kosharek has committed to render reasonable assistance to the Chapter 7 Trustee as may be reasonably required.

Item 8.01. Other Events.

On September 30, 2015, the Company issued a press release in connection with the Chapter 7 Case described in this Current Report on Form 8-K. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit 99.1 – Press Release issued by the Company dated September 30, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Interphase Corporation

	By:	/s/ Jennifer J. Kosharek
Date: September 30, 2015	Title:	Chief Financial Officer, Secretary
Vice President of Finance and Treasurer

EXHIBIT INDEX

                              Exhibit 99.1                       Press Release dated September 30, 2015 (filed herewith)